Exhibit 99

News Release

	Contact:	Vic Beck (Media)
703-280-4456 (office)
vic.beck@ngc.com

Todd Ernst (Investors)
703-280-4535 (office)
todd.ernst@ngc.com
Northrop Grumman Reports First Quarter 2021 Financial Results
•Sales Increase 6 Percent to $9.2 Billion
•EPS Increase to $13.43
•Excluding $1.1 Billion IT Services Sale Benefit, Transaction-adjusted EPS1 Increase 28 Percent to $6.57
•Net Awards Total $8.9 Billion
•During the Quarter the Company Entered into a $2.0 Billion Accelerated Share Repurchase Agreement and Retired $2.2 Billion of Debt
•Company Raises 2021 Sales Guidance to $35.3 to $35.7 billion and Transaction-adjusted EPS1 Guidance to $24.00 to $24.50

FALLS CHURCH, Va. – April 29, 2021 – Northrop Grumman Corporation (NYSE: NOC) reported first quarter 2021 sales increased 6 percent to $9.2 billion from $8.6 billion in the first quarter of 2020. First quarter 2021 net earnings increased 153 percent to $2.2 billion, or $13.43 per diluted share from $868 million, or $5.15 per diluted share, in the first quarter of 2020. First quarter 2021 results reflect the IT services divestiture effective as of Jan. 30, 2021, including a net after-tax benefit of $1.1 billion, or $6.86 per diluted share.
"First quarter results are a strong start to the year and a continuation of the positive performance we delivered in 2020," said Kathy Warden, chairman, chief executive officer and president. "Our team booked competitive new awards and generated higher sales, earnings and cash. These strong operational results, coupled with portfolio shaping, enabled value-creating capital deployment for our shareholders. Based on our strong first quarter results and solid outlook for the year, we are raising 2021 sales and EPS guidance."

1 Non-GAAP measure - see definitions at the end of this earnings release.

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Transaction-adjusted Net Earnings and Transaction-adjusted EPS
First quarter 2021 net earnings benefited from a gain on the sale of the company's IT services business. Excluding the gain on sale of the business, associated federal and state income tax expenses, transaction costs, as well as the make-whole premium for early debt redemption, first quarter transaction-adjusted net earnings1 increased 24 percent and transaction-adjusted EPS1 increased 28 percent. Transaction-adjusted net earnings1 and transaction-adjusted EPS1 are measures the company uses to compare performance to prior periods and for EPS guidance.
The table below reconciles net earnings and diluted EPS to transaction-adjusted net earnings1 and transaction-adjusted EPS1:

	Three Months Ended March 31
$ in millions, except per share amounts	2021	2020
Transaction-adjusted net earnings
Net earnings	$2,195	$868
Gain on sale of business	(1,980)	—
State tax impact[2]	160	—
Transaction costs	32	—
Make-whole premium	54	—
Federal tax impact of items above[3]	614	—
Adjustment, net of tax	$(1,120)	$—
Transaction-adjusted net earnings[1]	$1,075	$868

Transaction-adjusted per share data
Diluted EPS	$13.43	$5.15
Gain on sale of business per share	(12.11)	—
State tax impact per share[2]	0.98	—
Transaction costs per share	0.19	—
Make-whole premium per share	0.33	—
Federal tax impact of line items above per share[3]	3.75	—
Adjustment, net of tax per share	$(6.86)	$—
Transaction-adjusted earnings per share[1]	$6.57	$5.15

1	Non-GAAP measure — see definitions at the end of this earnings release.
2	The state tax impact includes $62 million of incremental tax expense related to $1.2 billion of nondeductible goodwill in the divested business.
3
The federal tax impact was calculated by applying the 21 percent federal statutory rate to the adjustment items and also includes $250 million of incremental tax expense related to $1.2 billion of nondeductible goodwill in the divested business.

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports First Quarter 2021 Financial Results	3

Consolidated Operating Results and Cash Flows

	Three Months Ended March 31
$ in millions, except per share amounts	2021	2020		Change
Sales
Aeronautics Systems	$2,990	$2,843		5%
Defense Systems	1,562	1,881		(17%)
Mission Systems	2,589	2,347		10%
Space Systems	2,521	1,948		29%
Intersegment eliminations	(505)	(399)
Total sales	9,157	8,620		6%
Operating income
Aeronautics Systems	308	263		17%
Defense Systems	177	198		(11%)
Mission Systems	397	353		12%
Space Systems	276	202		37%
Intersegment eliminations	(63)	(49)
Segment operating income[1]	1,095	967		13%
Segment operating margin rate[1]	12.0%	11.2%		80 bps
FAS/CAS operating adjustment	19	105		(82%)
Unallocated corporate income (expense):
Gain on sale of business	1,980	—		NM
IT services divestiture – unallowable state taxes and transaction costs	(192)	—		NM
Intangible asset amortization and PP&E step-up depreciation	(65)	(82)		(21%)
Other unallocated corporate expense	(15)	(56)		(73%)
Unallocated corporate income (expense)	1,708	(138)		NM
Total operating income	$2,822	$934		202%
Operating margin rate	30.8%	10.8%		2,000 bps
Interest expense	(155)	(125)		24%
Non-operating FAS pension benefit	367	302		22%
Other, net	(18)	(58)		(69%)
Earnings before income taxes	3,016	1,053		186%
Federal and foreign income tax expense	821	185		344%
Effective income tax rate	27.2%	17.6%	960	bps
Net earnings	$2,195	$868		153%
Diluted earnings per share	13.43	5.15		161%
Weighted-average diluted shares outstanding, in millions	163.5	168.4		(3%)

Net cash used in operating activities	$(66)	$(993)		(93%)
Capital expenditures	(205)	(272)		(25%)
Adjusted free cash flow[1]	$(271)	$(1,265)		(79%)
IT services divestiture transaction costs	39	—		NM
Transaction-adjusted free cash flow[1]	$(232)	$(1,265)		(82%)

1	Non-GAAP measure — see definitions at the end of this earnings release.

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports First Quarter 2021 Financial Results	4

Sales
First quarter 2021 sales increased $537 million, or 6 percent, due to higher sales at Space Systems, Mission Systems and Aeronautics systems, partially offset by lower sales at Defense Systems principally due to the impact of the IT services divestiture. First quarter 2021 organic sales1 (total sales excluding sales attributable to the company's IT services divestiture) increased $934 million, or 12 percent. As a result of the company using a fiscal calendar convention for interim reporting periods, sales at each sector during the first quarter of 2021 benefited approximately 5 percent from three additional working days when compared to the first quarter of 2020.
Operating Income and Margin Rate
First quarter 2021 operating income increased $1.9 billion, or 202 percent, primarily due to the IT services divestiture, including the $2.0 billion pre-tax gain on sale and $192 million of unallocated corporate expense for unallowable state taxes and transaction costs. Operating income also increased due to higher segment operating income, partially offset by a lower FAS/CAS operating adjustment. First quarter 2021 operating margin rate increased to 30.8 percent reflecting the items above.
Segment Operating Income and Margin Rate
First quarter 2021 segment operating income1 increased $128 million, or 13 percent, and reflects higher operating income at Space Systems, Aeronautics Systems and Mission Systems, partially offset by lower operating income at Defense Systems due to the impact of the IT services divestiture. First quarter 2021 segment operating income from the IT services business was $20 million as compared to $51 million in the prior year period. First quarter 2021 segment operating income includes a benefit of approximately $100 million due to the impact of lower overhead rates on the company’s fixed price contracts. The lower projected overhead rates were principally driven by a reduction in projected CAS pension costs as well as operational performance at the sectors, which more than offset lower business base due to the IT services divestiture. Segment operating margin rate1 increased to 12.0 percent from 11.2 percent and reflects higher operating margins at all four sectors largely as a result of the items discussed above.
Federal and Foreign Income Taxes
First quarter 2021 effective tax rate increased to 27.2 percent from 17.6 percent in the prior year period primarily due to federal income taxes resulting from the IT services divestiture, including $250 million of income tax expense related to $1.2 billion of nondeductible goodwill in the divested business.

1 Non-GAAP measure - see definitions at the end of this earnings release.

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports First Quarter 2021 Financial Results	5

Cash Flows
First quarter 2021 cash used in operating activities was $66 million as compared with $993 million in the prior year period. This $927 million improvement was principally due to improved trade working capital. First quarter 2021 transaction-adjusted free cash flow1 was a use of $232 million as compared with a use of $1.3 billion in the prior year period. This $1.0 billion improvement was principally due to improved trade working capital and lower capital expenditures during the first quarter of 2021. The net use of cash during the first quarter is reflective of the company's historical timing of operating cash flows, which are generally more heavily weighted towards the second half of the year.
Awards and Backlog
First quarter 2021 net awards totaled $8.9 billion and backlog was $79.3 billion. Significant first quarter new awards include $2.6 billion for the Next Generation Interceptor program, $1.1 billion for restricted programs, $0.5 billion for SABR, $0.4 billion for F-35 and $0.2 billion for G/ATOR.
Segment Operating Results

AERONAUTICS SYSTEMS	Three Months Ended March 31		%
$ in millions	2021	2020	Change
Sales	$2,990	$2,843	5%
Operating income	308	263	17%
Operating margin rate	10.3%	9.3%
Sales
First quarter 2021 sales increased $147 million, or 5 percent, due to higher sales in Manned Aircraft, partially offset by lower sales in Autonomous Systems. Manned Aircraft sales reflect higher volume on restricted programs, as well as the E-2 and F-35 production programs, partially offset by a COVID-19-related reduction in A350 production activity and lower volume on the B-2 Defensive Management Systems Modernization program as it nears completion. Autonomous Systems sales reflect lower volume on certain Global Hawk production programs as they near completion.
Operating Income
First quarter 2021 operating income increased $45 million, or 17 percent, due to higher sales and a higher operating margin rate. Operating margin rate increased to 10.3 percent from 9.3 percent, principally due to higher net favorable EAC adjustments, which were largely driven by the previously described reduction in overhead rates.

1 Non-GAAP measure - see definitions at the end of this earnings release.

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports First Quarter 2021 Financial Results	6

DEFENSE SYSTEMS	Three Months Ended March 31		%
$ in millions	2021	2020	Change
Sales	$1,562	$1,881	(17)%
Operating income	177	198	(11)%
Operating margin rate	11.3%	10.5%
Sales
First quarter 2021 sales decreased $319 million, or 17 percent, primarily due to a $283 million reduction in sales related to the IT services divestiture. First quarter 2021 organic sales1 decreased $36 million, or 2 percent, due principally to the close-out of the contract at the Army’s Lake City ammunition plant, partially offset by higher volume on the Guided Missile Launch Rocket System and Advanced Anti-Radiation Guided Missile programs.
Operating Income
First quarter 2021 operating income decreased $21 million, or 11 percent, primarily due to the impact of the IT services divestiture. First quarter 2021 operating income from the IT services business was $14 million as compared to $36 million in the prior year period. Operating margin rate increased to 11.3 percent from 10.5 percent primarily due to improved performance at Battle Management and Missile Systems.

MISSION SYSTEMS	Three Months Ended March 31		%
$ in millions	2021	2020	Change
Sales	$2,589	$2,347	10%
Operating income	397	353	12%
Operating margin rate	15.3%	15.0%
Sales
First quarter 2021 sales increased $242 million, or 10 percent, due to higher volume across the sector, partially offset by an $88 million reduction in sales related to the IT services divestiture. First quarter 2021 organic sales1 increased $330 million, or 15 percent. Airborne Multifunction Sensors sales increased principally due to higher airborne radar volume, including the Scalable Agile Beam Radar (SABR) program, and higher restricted volume. Maritime/Land Systems and Sensors sales increased primarily due to higher volume on land systems, including the Ground/Air Task-Oriented Radar (G/ATOR) program, and higher marine systems volume. Navigation, Targeting and Survivability sales increased primarily due to higher volume on targeting and navigation programs, including LITENING, as well as higher intercompany volume on the Ground Based Strategic Deterrent (GBSD) program. Networked Information Solutions sales increased primarily due to higher volume on electronic warfare programs, including the Joint Counter Radio-Controlled Improvised Explosive Device Electronic Warfare (JCREW) program, and higher restricted volume.
Operating Income
First quarter 2021 operating income increased $44 million, or 12 percent, due to higher sales volume and a higher operating margin rate. Operating margin rate increased to 15.3 percent from 15.0 percent primarily due to higher net favorable EAC adjustments, which reflect a benefit for the previously described reduction in overhead rates and lower net favorable EAC adjustments at Networked Information Solutions.
1 Non-GAAP measure - see definitions at the end of this earnings release.

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports First Quarter 2021 Financial Results	7

SPACE SYSTEMS	Three Months Ended March 31		%
$ in millions	2021	2020	Change
Sales	$2,521	$1,948	29%
Operating income	276	202	37%
Operating margin rate	10.9%	10.4%
Sales
First quarter 2021 sales increased $573 million, or 29 percent, primarily due to higher sales in both the Launch & Strategic Missiles and Space business areas, partially offset by a $28 million reduction in sales related to the IT services divestiture. First quarter 2021 organic sales1 increased $601 million, or 32 percent. Launch & Strategic Missiles sales increased primarily due to ramp-up on GBSD and higher volume on hypersonics programs. Space sales were driven by higher volume on restricted programs, NASA Artemis programs and the Next Generation Overhead Persistent Infrared Radar (Next Gen OPIR) program.
Operating Income
First quarter 2021 operating income increased $74 million, or 37 percent, due to higher sales volume and a higher operating margin rate. Operating margin rate increased to 10.9 percent from 10.4 percent primarily due to higher net favorable EAC adjustments, which were largely driven by the previously described reduction in overhead rates.

1 Non-GAAP measure - see definitions at the end of this earnings release.

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports First Quarter 2021 Financial Results	8

Guidance
    Financial guidance, as well as outlook, trends, expectations and other forward looking statements provided by the company for 2021 and beyond, reflect the company's judgment based on the information available to the company at the time of this release. The company’s 2021 financial guidance and outlook beyond 2021 reflect what the company currently anticipates will be the impacts on the company from the global COVID-19 pandemic in 2021, based on what the company understands today and what the company has experienced to date. However, the company cannot predict how the pandemic will evolve or what impact it will continue to have, and there can be no assurance that the company’s underlying assumptions are correct. As discussed more fully in the company’s Form 10-K, and among other factors, disruptions to the company’s operations (or those of its customers or supply chain), additional costs and liabilities, disruptions in the market, and impacts on programs or payments relating to the global COVID-19 pandemic, today and as it may evolve, can be expected to affect the company’s ability to achieve guidance or meet expectations. In addition, the government budget, appropriations and procurement priorities and processes can impact our customers, programs and financial results. These priorities and processes, including the timing of appropriations and the occurrence of an extended continuing resolution and/or prolonged government shutdown, as well as a breach of the debt ceiling, or changes in support for our programs or in federal corporate tax rates, can impact the company's ability to achieve guidance or meet expectations.
Effective Jan. 30, 2021, Northrop Grumman completed the divestiture of its IT services business for approximately $3.4 billion in cash. The guidance below is updated for both operations and the divestiture.

2021 Guidance
($ in millions, except per share amounts)	As of 1/28/2021			Operations	Divestiture	As of 4/29/2021
Sales	35,100	—	35,500	~200		35,300	—	35,700
Segment operating margin %[1]	11.5	—	11.7			11.5	—	11.7
Total net FAS/CAS pension adjustment[2]	~1,520			~20		~1,540
Unallocated corporate expense
Intangible asset amortization & PP&E step-up depreciation	~260					~260
Other items	~290			~(70)	~(1,790)	~(1,570)
Operating margin %	10.1	—	10.3	~0.3	~5.0	15.4	—	15.6
Interest expense	~560					~560
Effective tax rate %	~17.0				~5.0	~22.0
Weighted average diluted shares outstanding	~162			~(1)		~161
MTM-adjusted diluted EPS[1]	23.15	—	23.65	~.85	~6.90	30.90	—	31.40
Adjusted free cash flow[1]	~3,000	—	~3,300		~(800)	~2,200		~2,500

Transaction-adjusted EPS[1]	23.15	—	23.65	~.85		24.00	—	24.50
Transaction-adjusted free cash flow[1]	~3,000	—	~3,300			~3,000	—	~3,300

1	Non-GAAP measure - see definitions at the end of this earnings release.
2	Total Net FAS/CAS pension adjustment is presented as a single amount consistent with our historical presentation, and includes $485 million of expected CAS pension cost and $1,055 million of expected FAS pension benefit. $415 million of FAS pension service cost is reflected in operating income and $1,470 million of FAS non-service pension benefit is reflected below operating income. CAS pension cost continues to be recorded in operating income.

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports First Quarter 2021 Financial Results	9

Sector Guidance
	As of 1/28/2021	As of 4/29/2021
Aeronautics Systems
Sales $B	Mid to High 11	Mid to High 11
OM Rate	Low 10%	Low 10%
Defense Systems
Sales $B	Mid to High 5	Mid to High 5
OM Rate	Low 11%	Low 11%
Mission Systems
Sales $B	~10	~10
OM Rate	~15%	~15%
Space Systems
Sales $B	High 9	~10
OM Rate	~10%	~10%

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports First Quarter 2021 Financial Results	10

About Northrop Grumman
Northrop Grumman will webcast its earnings conference call at 9:00 a.m. Eastern Time on Apr. 29, 2021. A live audio broadcast of the conference call will be available on the investor relations page of the company’s website at www.northropgrumman.com.
Northrop Grumman solves the toughest problems in space, aeronautics, defense and cyberspace to meet the ever evolving needs of our customers worldwide. Our 97,000 employees define possible every day using science, technology and engineering to create and deliver advanced systems, products and services.

###
Forward-Looking Statements
This earnings release and the information we are incorporating by reference, and statements to be made on the earnings conference call, contain or may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “expect,” “anticipate,” “intend,” “may,” “could,” “should,” “plan,” “project,” “forecast,” “believe,” “estimate,” “guidance,” “outlook,” “trends,” “goals” and similar expressions generally identify these forward-looking statements.
Forward-looking statements include, among other things, statements relating to our future financial condition, results of operations and/or cash flows. Forward-looking statements are based upon assumptions, expectations, plans and projections that we believe to be reasonable when made, but which may change over time. These statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict. Specific risks that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include, but are not limited to, those identified and discussed more fully in the section entitled “Risk Factors” in the Form 10-K for the year ended December 31, 2020 and from time to time in our other filings with the Securities and Exchange Commission (SEC). These risks and uncertainties are amplified by the global COVID-19 pandemic, which has caused and will continue to cause significant challenges, instability and uncertainty. They include:
•the impact of the COVID-19 outbreak or future epidemics on our business, including the potential for worker absenteeism, facility closures, work slowdowns or stoppages, supply chain disruptions, additional costs and liabilities, program delays, our ability to recover costs under contracts, changing government funding and acquisition priorities and processes, changing government payment rules and practices, insurance challenges, and potential impacts on access to capital, the markets and the fair value of our assets
•our dependence on the U.S. government for a substantial portion of our business
•significant delays or reductions in appropriations for our programs, and U.S. government funding and program support more broadly
•investigations, claims, disputes, enforcement actions, litigation and/or other legal proceedings
•the use of estimates when accounting for our contracts and the effect of contract cost growth and/or changes in estimated contract revenues and costs

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports First Quarter 2021 Financial Results	11

•our exposure to additional risks as a result of our international business, including risks related to geopolitical and economic factors, suppliers, laws and regulations
•the improper conduct of employees, agents, subcontractors, suppliers, business partners or joint ventures in which we participate and the impact on our reputation and our ability to do business
•cyber and other security threats or disruptions faced by us, our customers or our suppliers and other partners
•the performance and financial viability of our subcontractors and suppliers and the availability and pricing of raw materials and components
•changes in procurement and other laws, regulations, contract terms and practices applicable to our industry, findings by the U.S. government as to our compliance with such requirements, and changes in our customers’ business practices globally
•increased competition within our markets and bid protests
•the ability to maintain a qualified workforce with the required security clearances and requisite skills
•our ability to meet performance obligations under our contracts, including obligations that require innovative design capabilities, are technologically complex, require certain manufacturing expertise or are dependent on factors not wholly within our control
•environmental matters, including unforeseen environmental costs and government and third party claims
•natural disasters
•health epidemics, pandemics and similar outbreaks
•the adequacy and availability of our insurance coverage, customer indemnifications or other liability protections
•products and services we provide related to hazardous and high risk operations, including the production and use of such products, which subject us to various environmental, regulatory, financial, reputational and other risks
•the future investment performance of plan assets, changes in actuarial assumptions associated with our pension and other postretirement benefit plans and legislative or other regulatory actions impacting our pension and postretirement benefit obligations
•our ability appropriately to exploit and/or protect intellectual property rights
•our ability to develop new products and technologies and maintain technologies, facilities, and equipment to win new competitions and meet the needs of our customers
•unanticipated changes in our tax provisions or exposure to additional tax liabilities
•changes in business conditions that could impact business investments and/or recorded goodwill or the value of other long-lived assets
You are urged to consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the accuracy of forward-looking statements. These forward-looking statements speak only as of the date this earnings release is first issued or, in the case of any document incorporated by reference, the date of that document. We undertake no

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports First Quarter 2021 Financial Results	12

obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
This release and the attachments also contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the company’s use of these measures are included in this release or the attachments.

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports First Quarter 2021 Financial Results	13

SCHEDULE 1
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31
$ in millions, except per share amounts	2021	2020
Sales
Product	$7,022	$6,176
Service	2,135	2,444
Total sales	9,157	8,620
Operating costs and expenses
Product	5,690	4,952
Service	1,727	1,946
General and administrative expenses	898	788
Total operating costs and expenses	8,315	7,686
Gain on sale of business	1,980	—
Operating income	2,822	934
Other (expense) income
Interest expense	(155)	(125)
Non-operating FAS pension benefit	367	302
Other, net	(18)	(58)
Earnings before income taxes	3,016	1,053
Federal and foreign income tax expense	821	185
Net earnings	$2,195	$868

Basic earnings per share	$13.46	$5.18
Weighted-average common shares outstanding, in millions	163.1	167.7
Diluted earnings per share	$13.43	$5.15
Weighted-average diluted shares outstanding, in millions	163.5	168.4

Net earnings (from above)	$2,195	$868
Other comprehensive loss
Change in unamortized prior service credit, net of tax	(2)	(10)
Change in cumulative translation adjustment and other, net	(1)	(9)
Other comprehensive loss, net of tax	(3)	(19)
Comprehensive income	$2,192	$849

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports First Quarter 2021 Financial Results	14

SCHEDULE 2
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)

$ in millions, except par value	March 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$3,517	$4,907
Accounts receivable, net	1,710	1,501
Unbilled receivables, net	5,519	5,140
Inventoried costs, net	860	759
Prepaid expenses and other current assets	647	1,402
Assets of disposal group held for sale	—	1,635
Total current assets	12,253	15,344
Property, plant and equipment, net of accumulated depreciation of $6,471 for 2021 and $6,335 for 2020	7,093	7,071
Operating lease right-of-use assets	1,552	1,533
Goodwill	17,518	17,518
Intangible assets, net	732	783
Deferred tax assets	311	311
Other non-current assets	1,964	1,909
Total assets	$41,423	$44,469

Liabilities
Trade accounts payable	$1,895	$1,806
Accrued employee compensation	1,542	1,997
Advance payments and billings in excess of costs incurred	2,393	2,517
Other current liabilities	2,537	3,002
Liabilities of disposal group held for sale	—	258
Total current liabilities	8,367	9,580
Long-term debt, net of current portion of $42 for 2021 and $742 for 2020	12,764	14,261
Pension and other postretirement benefit plan liabilities	6,217	6,498
Operating lease liabilities	1,354	1,343
Other non-current liabilities	2,196	2,208
Total liabilities	30,898	33,890

Shareholders’ equity
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2021—160,960,496 and 2020—166,717,179	161	167
Paid-in capital	8	58
Retained earnings	10,487	10,482
Accumulated other comprehensive loss	(131)	(128)
Total shareholders’ equity	10,525	10,579
Total liabilities and shareholders’ equity	$41,423	$44,469

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports First Quarter 2021 Financial Results	15

SCHEDULE 3
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31
$ in millions	2021	2020
Operating activities
Net earnings	$2,195	$868
Adjustments to reconcile to net cash used in operating activities:
Depreciation and amortization	294	297
Stock-based compensation	18	18
Deferred income taxes	1	156
Gain on sale of business	(1,980)	—
Changes in assets and liabilities:
Accounts receivable, net	(253)	(810)
Unbilled receivables, net	(357)	(584)
Inventoried costs, net	(101)	(2)
Prepaid expenses and other assets	(38)	56
Accounts payable and other liabilities	(589)	(833)
Income taxes payable, net	1,028	10
Retiree benefits	(314)	(237)
Other, net	30	68
Net cash used in operating activities	(66)	(993)

Investing activities
Divestiture of IT services business	3,400	—
Capital expenditures	(205)	(272)
Other, net	1	2
Net cash provided by (used in) investing activities	3,196	(270)

Financing activities
Net proceeds from issuance of long-term debt	—	2,239
Payments of long-term debt	(2,200)	—
Payments to credit facilities	—	(7)
Net borrowings on commercial paper	—	744
Common stock repurchases	(2,000)	(344)
Cash dividends paid	(238)	(227)
Payments of employee taxes withheld from share-based awards	(30)	(63)
Other, net	(52)	(46)
Net cash (used in) provided by financing activities	(4,520)	2,296
(Decrease) increase in cash and cash equivalents	(1,390)	1,033
Cash and cash equivalents, beginning of year	4,907	2,245
Cash and cash equivalents, end of period	$3,517	$3,278

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports First Quarter 2021 Financial Results	16

SCHEDULE 4
NORTHROP GRUMMAN CORPORATION
ORGANIC SALES1
(Unaudited)

	Three Months Ended March 31
	2021			2020
$ in millions	Sales	IT services sales	Organic sales[1]	Sales	IT services sales	Organic sales[1]	Organic sales % change
Aeronautics Systems	$2,990	$—	$2,990	$2,843	$—	$2,843	5%
Defense Systems	1,562	(106)	1,456	1,881	(389)	1,492	(2)%
Mission Systems	2,589	(42)	2,547	2,347	(130)	2,217	15%
Space Systems	2,521	(16)	2,505	1,948	(44)	1,904	32%
Intersegment eliminations	(505)	2	(503)	(399)	4	(395)
Total	$9,157	$(162)	$8,995	$8,620	$(559)	$8,061	12%

1	Non-GAAP measure — see definitions at the end of this earnings release.

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports First Quarter 2021 Financial Results	17

SCHEDULE 5
NORTHROP GRUMMAN CORPORATION
TOTAL BACKLOG
(Unaudited)

	March 31, 2021			December 31, 2020	% Change in 2021
$ in millions	Funded[1]	Unfunded	Total Backlog[2,3]	Total Backlog[2]
Aeronautics Systems	$11,886	$10,337	$22,223	$24,002	(7)%
Defense Systems	5,873	763	6,636	8,131	(18)%
Mission Systems	10,453	3,314	13,767	13,805	—%
Space Systems	7,249	29,448	36,697	35,031	5%
Total backlog	$35,461	$43,862	$79,323	$80,969	(2)%

1	Funded backlog represents firm orders for which funding is authorized and appropriated.
2	Total backlog excludes unexercised contract options and indefinite delivery, indefinite quantity (IDIQ) contracts until the time the option or IDIQ task order is exercised or awarded.
3
In connection with the IT services divestiture, the company reduced backlog by $1.4 billion during the first quarter ($1.0 billion at Defense Systems, $0.2 billion at Mission Systems and $0.2 billion at Space Systems).

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports First Quarter 2021 Financial Results	18

SCHEDULE 6
NORTHROP GRUMMAN CORPORATION
SUPPLEMENTAL PER SHARE INFORMATION
(Unaudited)

	Three Months Ended March 31
$ in millions, except per share amounts	2021	2020
Per share impact of total net FAS/CAS pension adjustment
FAS/CAS operating adjustment	$19	$105
Non-operating FAS pension benefit	367	302
Total net FAS/CAS pension adjustment	386	407
Tax effect[1]	(81)	(85)
After-tax impact	$305	$322
Weighted-average diluted shares outstanding, in millions	163.5	168.4
Per share impact	$1.87	$1.91

Per share impact of intangible asset amortization and PP&E step-up depreciation
Intangible asset amortization and PP&E step-up depreciation	$(65)	$(82)
Tax effect[1]	14	17
After-tax impact	$(51)	$(65)
Weighted-average diluted shares outstanding, in millions	163.5	168.4
Per share impact	$(0.31)	$(0.39)

1	Based on a 21% statutory tax rate.

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports First Quarter 2021 Financial Results	19

Non-GAAP Financial Measures Disclosure: This earnings release contains non-GAAP (accounting principles generally accepted in the United States of America) financial measures, as defined by SEC Regulation G and indicated by a footnote in the text of the release. Definitions for the non-GAAP measures are provided below and reconciliations are provided in the body of the release, except that reconciliations of forward-looking non-GAAP measures are not provided because the company is unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of certain items, including, but not limited to, the impact of any mark-to-market pension adjustment. Other companies may define these measures differently or may utilize different non-GAAP measures.
MTM-adjusted diluted EPS: Diluted earnings per share excluding the per share impact of MTM expense and related tax impacts. This measure may be useful to investors and other users of our financial statements as a supplemental measure in evaluating the company’s underlying financial performance per share by presenting the company’s diluted earnings per share results before the non-operational impact of pension and OPB actuarial gains and losses.
Transaction-adjusted net earnings: Net earnings excluding impacts related to the company’s IT services divestiture, including the gain on sale of the business, associated federal and state income tax expenses, transaction costs, and the make-whole premium for early debt redemption, as well as MTM expense and related tax impacts. This measure may be useful to investors and other users of our financial statements as a supplemental measure in evaluating the company’s underlying financial performance by presenting the company’s operating results before the non-operational impact of divestiture activity and pension and OPB actuarial gains and losses. This measure is also consistent with how management views the underlying performance of the business as the impact of the IT services divestiture and MTM accounting is not considered in management’s assessment of the company’s operating performance or in its determination of incentive compensation awards. Transaction-adjusted net earnings is reconciled in the “Transaction-adjusted Net Earnings and Transaction-adjusted EPS” table within the body of this release.
Transaction-adjusted EPS: Diluted earnings per share excluding the per share impacts related to the company’s IT services divestiture, including the gain on sale of the business, associated federal and state income tax expenses, transaction costs, and the make-whole premium for early debt redemption, as well as MTM expense and related tax impacts. This measure may be useful to investors and other users of our financial statements as a supplemental measure in evaluating the company’s underlying financial performance per share by presenting the company’s diluted earnings per share results before the non-operational impact of the IT services divestiture and pension and OPB actuarial gains and losses. Transaction-adjusted EPS is reconciled in the “Transaction-adjusted Net Earnings and Transaction-adjusted EPS” table within the body of this release.
Organic sales: Total sales excluding sales attributable to the company's IT services divestiture. This measure may be useful to investors and other users of our financial statements as a supplemental measure in evaluating the company’s underlying sales growth as well as in providing an understanding of our ongoing business and future sales trends by presenting the company’s sales before the impact of divestiture activity. Organic sales is reconciled in Schedule 4 of this release.
Segment operating income and segment operating margin rate: Segment operating income, as reconciled in the “Consolidated Operating Results and Cash Flows” table within the body of this release, and segment operating margin rate (segment operating income divided by sales) reflect total earnings from our four segments, including allocated pension expense we have recognized under CAS, and excluding unallocated corporate items and FAS pension expense. These measures may be useful to investors and other users of our financial statements as supplemental measures in evaluating the financial performance and operational trends of our sectors. These measures should not be considered in isolation or as alternatives to operating results presented in accordance with GAAP.

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports First Quarter 2021 Financial Results	20

Adjusted free cash flow: Net cash used in operating activities less capital expenditures, plus proceeds from the sale of equipment to a customer (not otherwise included in net cash used in operating activities) and the after-tax impact of discretionary pension contributions. Adjusted free cash flow includes proceeds from the sale of equipment to a customer as such proceeds were generated in a customer sales transaction. It also includes the after-tax impact of discretionary pension contributions for consistency and comparability of financial performance. This measure may not be defined and calculated by other companies in the same manner. We use adjusted free cash flow as a key factor in our planning for, and consideration of, acquisitions, the payment of dividends and stock repurchases. This non-GAAP measure may be useful to investors and other users of our financial statements as a supplemental measure of our cash performance, but should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating cash flows presented in accordance with GAAP. Adjusted free cash flow is reconciled in the “Consolidated Operating Results and Cash Flows” table within the body of this release.
Transaction-adjusted free cash flow: Net cash used in operating activities less capital expenditures, plus proceeds from the sale of equipment to a customer (not otherwise included in net cash used in operating activities), the after-tax impact of discretionary pension contributions and cash paid for federal and state taxes and transaction costs associated with the IT services divestiture. Transaction-adjusted free cash flow includes proceeds from the sale of equipment to a customer as such proceeds were generated in a customer sales transaction. It also includes the after-tax impact of discretionary pension contributions and cash paid for federal and state taxes and transaction costs associated with the IT services divestiture for consistency and comparability of financial performance. This measure may not be defined and calculated by other companies in the same manner. We use transaction-adjusted free cash flow as a key factor in our planning for, and consideration of, acquisitions, the payment of dividends and stock repurchases. This non-GAAP measure may be useful to investors and other users of our financial statements as a supplemental measure of our cash performance, but should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating cash flows presented in accordance with GAAP. Transaction-adjusted free cash flow is reconciled in the “Consolidated Operating Results and Cash Flows” table within the body of this release.
#

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com